Exhibit 2.3

The Companies Law (2020 Revision) of the Cayman Islands

Plan of Merger

This plan of merger (the “Plan of Merger”) is made on [●] between ARYA Sciences Acquisition Corp. (the “Surviving Company”) and Immatics Merger Sub 1 (the “Merging Company”).

Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Law (2020 Revision) (the “Statute”).

Whereas the Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.

Whereas the sole director of the Merging Company and the board of directors of the Surviving Company deem it desirable and in the best interests of the Merging Company and the Surviving Company, respectively, that the Merging Company be merged with and into the Surviving Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).

Now therefore this Plan of Merger provides as follows:

1	The constituent companies (as defined in the Statute) to this Merger are the Surviving Company and the Merging Company.

2	The surviving company (as defined in the Statute) is the Surviving Company.

3	The registered office of:

3.1	the Surviving Company is c/o Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman, KY1-9005, Cayman Islands; and

3.2	the Merging Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

4	Immediately prior to the Effective Date (as defined below):

4.1

the share capital of the Surviving Company will be US$50,000 divided into 479,000,000 Class A Ordinary Shares of US$0.0001 each, 20,000,000 Class B Ordinary Shares of US$0.0001 and 1,000,000 preference Shares of US$0.0001 each; and

4.2	the share capital of the Merging Company will be US$50,000 divided into 500,000,000 shares of a par value of US$0.0001 each.

5

The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar of Companies in accordance with section 233(13) of the Statute (the “Effective Date”).

6	Upon the Effective Date (but not before):

6.1

the rights, property, business, undertaking, goodwill, benefits, immunities and privileges of the Merging Company shall vest in the Surviving Company in accordance with section 236(1)(b) of the Statute; and

6.2

the Surviving Company shall become liable for and subject, in the same manner as the Merging Company, to all mortgages, charges and security interests, and all contracts, obligations, claims, debts and liabilities of the Merging Company in accordance with section 236(1)(c) of the Statute.

7

On the Effective Date, and pursuant to section 233(5) of the Statute, each Class A Ordinary Share of par value US$0.0001 per share and each Class B Ordinary Share of par value US$0.0001 per share issued in the share capital of the Surviving Company shall, without any action on the part of any party or any other person, be cancelled and extinguished and converted into one Class A Ordinary Share of US$0.0001 par value per share issued in the share capital of the Surviving Company (each, an “Ordinary Share”) and each such Ordinary Share shall be issued to Continental Stock Transfer & Trust Company (the “Exchange Agent”) to hold as agent solely for the account and benefit of each Pre-Closing ARYA Holder for further contribution immediately following the Merger (as described below).

8

Immediately following the issue of the Ordinary Shares pursuant to the Merger in the manner set out above, the Exchange Agent, acting solely for the account and benefit of each Pre-Closing ARYA Holder, shall contribute, for the account and benefit of each Pre-Closing ARYA Holder, each of the issued and outstanding Ordinary Shares to Immatics B.V. (“TopCo”), as a contribution in kind and, in consideration for the contribution in kind of each Ordinary Share, TopCo shall issue to the Exchange Agent, for the account and benefit of each Pre-Closing ARYA Holder, one ordinary share in the share capital of TopCo in respect of each Ordinary Share so contributed. For these purposes, each person registered on the register of members holding any share issued in the capital of the Surviving Company immediately prior to the Effective Date that did not redeem their shares shall be referred to herein as a “Pre-Closing ARYA Holder”.

9

On the Effective Date, the Merging Company shares will not be converted into shares of the Surviving Company or into any other property, but will cease to exist when the Merging Company is struck from the Register of Companies pursuant to section 236(3) of the Companies Law.

10

The rights and restrictions attaching to the shares in the Surviving Company are set out in the Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 1 hereto as amended by paragraph 11 below.

11

The articles of association of the Surviving Company shall be amended on the Effective Date to include the following new article 42 which shall be inserted into the articles of association immediately following article 41.4:

“42	Transfer of shares by the Exchange Agent

Immediately following any merger of the Company with Immatics Merger Sub 1 (the Merger), Continental Stock Transfer & Trust Company (the Exchange Agent), shall be the sole registered Member of the Company and shall hold all of the issued Shares for the account and benefit of each person that was a Member of the Company immediately prior to the Merger (each, a Former Holder) and is authorised to act as agent and attorney-in-fact for such Former Holder to contribute each Share that the Exchange Agent holds for such Former Holder to Immatics B.V. (TopCo) as a contribution in kind and, in consideration for the contribution in kind of each Share, TopCo shall issue to the Exchange Agent, for the account and benefit of each such Former Holder, one ordinary share in the share capital of TopCo in respect of each Share so contributed.”

12	There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company consequent upon the Merger.

13

The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger. The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

14	The names and addresses of each director of the surviving company are:

Name	Address
Adam L. Stone	415 Greenwich St, Apt 5B New York, New York 10013 United States of America

Joseph Edelman	c/o Perceptive Advisors LLC 51 Astor Place, 10th Floor New York, New York 10003 United States of America

Michael Altman	212 Warren Street, #5C New York, New York 10282 United States of America

Kevin Conroy	c/o Perceptive Advisors LLC 51 Astor Place, 10th Floor New York, New York 10003 United States of America

Dr. Todd Wider	c/o Perceptive Advisors LLC 51 Astor Place, 10th Floor New York, New York 10003 United States of America

Dr. David Hung	c/o Perceptive Advisors LLC 51 Astor Place, 10th Floor New York, New York 10003 United States of America

15	This Plan of Merger has been authorised by:

15.1	the shareholders of the Surviving Company pursuant to section 233(6) of the Statute by way of resolutions passed at an extraordinary general meeting of the Surviving Company;

15.2	the sole shareholder of the Merging Company pursuant to section 233(6) of the Statute;

15.3	the board of directors of the Surviving Company pursuant to section 233(3) of the Statute; and

15.4	the sole director of the Merging Company pursuant to section 233(3) of the Statute.

16	At any time prior to the Effective Date, this Plan of Merger may be:

16.1	terminated by the board of directors of the Surviving Company and the sole director of the Merging Company;

16.2	amended by the board of directors of the Surviving Company and the sole director of the Merging Company to:

(a)	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(b)

effect any other changes to this Plan of Merger which the board of directors of the Surviving Company and the sole director of the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the board of directors of the Surviving Company and the sole director of the Merging Company.

17	This Plan of Merger may be executed in counterparts.

18	This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

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In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by	)

ARYA Sciences Acquisition Corp.	)

By:	)	Name:

	)	Title: Director

SIGNED by	)

Immatics Merger Sub 1	)

By:	)	Name: Jordan Z. Silverstein

	)	Title: Director

Annexure 1

Amended and Restated Memorandum and Articles of Association of the Surviving Company